Exhibit 10.1

[Form of Amendment to the Change in Control Agreements signed by WhiteWave with each of Gregg L. Engles, Blaine E. McPeak and Thomas N. Zanetich]

AMENDMENT TO

THE WHITEWAVE FOODS COMPANY

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into and effective as of March 11, 2014 (the “Effective Date”), by and between The WhiteWave Foods Company, a Delaware corporation (together with its subsidiaries, the “Company”), and Gregg L. Engles (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company previously executed a Change in Control Agreement dated May 1, 2013 and effective as of May 23, 2013 (the “CIC Agreement”); and

WHEREAS, the Company and the Executive desire to amend the CIC Agreement, as set forth in this Amendment, and agree that such amendment is mutually beneficial to both parties.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and of the Executive’s continued at-will employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be bound hereby, agree as follows:

1. Capitalized Terms. Capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the CIC Agreement.

2. Deletion of Section 2(b). As of the Effective Date, Section 2(b) of the CIC Agreement, set forth below, is hereby deleted in its entirety:

(b) Voluntary Termination. If, at any time during the 30-day period (the “Window Period”) beginning on the first anniversary of the Change in Control (e.g., if a Change in Control occurs January 31, 2014, the period beginning February 1, 2015 and ending March 2, 2015; if it occurs February 18, 2014, the period beginning February 19, 2015 and ending March 20, 2015), the Executive terminates his or her employment with the Company for any reason, the Executive shall be entitled to receive the same payments and benefits as set forth in Sections 2(a)(i) through 2(a)(v) hereof, at the time specified therein. For the avoidance of doubt, should the Executive voluntarily terminate employment other than for Good Reasons prior to the first anniversary of the Change in Control, the Executive shall not have any right to receive any of the benefits or payments set forth in Section 2(a)(i) through Section 2(a)(v) hereof. The Executive may provide notice of a voluntary termination of employment with effectiveness during the Window Period at any time prior to the end of the Window Period, including prior to the commencement of the Window Period.

In replacement of the above language, Section 2(b) of the CIC Agreement shall read, in its entirety, “Intentionally Omitted.” All references to Section 2(b) within the CIC Agreement shall be deleted and not replaced.

3. Binding Effect and Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

4. Ratification of the CIC Agreement. All other terms and provisions of the CIC Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

5. Governing Law. The provisions of this Amendment shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date and year first above written.

The WhiteWave Foods Company

/s/ Thomas N. Zanetich Executive Vice President, Human Resources

/s/ Gregg L. Engles

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